Exhibit 99.1

Company Press Release
Source Lakeland Industries, Inc.

LAKELAND INDUSTRIES ANNOUNCES
THE RETIREMENT OF WALTER JAMES RALEIGH
FROM THE BOARD OF DIRECTORS
AND
THE HIRING OF GARY POKRASSA AS CFO

Ronkonkoma, NY. On November 30, 2004, Lakeland Industries, Inc., (NASDAQ:LAKE) a leading manufacturer of industrial protective clothing, today announced that Walter James Raleigh (age 78) retired from Lakeland’s Board of Directors effective November 29, 2004 due to medical and personal reasons. “We are grateful for the many years of service that Mr. Raleigh contributed to our board,” stated Ryan. “We wish him well in his retirement.”

Lakeland also announced that it has appointed Gary Pokrassa as Lakeland’s Chief Financial Officer. Mr. James McCormick relinquished his position as CFO, but is remaining with Lakeland as its Controller and Treasurer.

Mr. Pokrassa is a CPA with 35 years experience in both public and private accounting. Mr. Pokrassa was the CFO for Gristedes Foods, Inc. (AMEX-GRI) from 2000-2003 and Syndata Technologies from 1997-2000. Mr. Pokrassa received a BS in Accounting from New York University and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

“We believe that strengthening our management team would help Lakeland to take advantage of the many opportunities that lie ahead,” stated Christopher Ryan, Chairman and CEO of Lakeland Industries. “We have recently improved our balance sheet, which will allow us to expand our product lines and allow us the opportunity to increase market share. We also expect significant margin improvement as we continue to move a portion of our manufacturing capacity to China.”

For more information concerning Lakeland, please visit us at: www.lakeland.com or call Investor Relations: Mike Frank at 201-601-9595 or e-mail mike@mikefrankassociates.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.